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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162866

        PROSPECTUS

7,481,722 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX
INCORPORATED

        We have prepared this prospectus to register for resale 7,481,722 shares of our common stock to allow our master trust (the "Selling Stockholder"), which is the funding vehicle for the Company's six tax-qualified employee pension benefit plans (the "Plans"), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. The shares of common stock will be held by State Street Bank and Trust, the trustee of the Selling Stockholder, and sold upon instructions from Evercore Trust Company, N.A. ("Evercore"), an independent, third party investment fiduciary appointed to manage the shares of common stock that we contributed to the Selling Stockholder. Evercore will determine the time and manner of sale of the shares of common stock. We will not receive any proceeds from the resale of our common stock by the Selling Stockholder.

        You should read this prospectus carefully before you invest in our securities. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange under the symbol "OMX." The last reported sale price of our common stock on the New York Stock Exchange on March 16, 2010 was $16.89 per share.

        Investing in shares of our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks in "Risk Factors" on page 1 of this prospectus.

        The complete mailing address and telephone number of our principal executive offices is:

OfficeMax Incorporated
263 Shuman Blvd.
Naperville, Illinois 60563
(630) 438-7800

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2010.

        You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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RISK FACTORS

        You should consider the "Risk Factors" included under Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 26, 2009, which is incorporated by reference in this prospectus. The market or trading price of our securities could decline due to any of these risks. In addition, please read "Information Regarding Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

 INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects, are forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "should," "plan," "anticipate" and other similar expressions.

        Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including, without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished. In addition to other factors and matters discussed elsewhere in this prospectus or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

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  the impact of economic conditions, both domestically and abroad;

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  the impact of the credit crisis on our customers' ability to pay their obligations and on our access to the capital markets;

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  the actions of our vendors, including changes in the availability and pricing of products and services, and in the terms of sale and changes or interruptions in our supply chain;

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  exposures associated with our proprietary branded products;

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  the activity of competitors and the impact of such activity on customer demand in the office products market;

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  our ability to replace lost sales and make sales through new channels;

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  the risks of foreign operations;

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  our ability to retain and motivate key employees;

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  the impact of catastrophic events and natural disasters.; and

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  other economic, political and technological risks and uncertainties and other risk factors set out under "Risk Factors" in our report on Forms 10-K, which is incorporated by reference in this prospectus.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by the Selling Stockholder of the common stock offered by this prospectus.

        We filed this registration statement to register for resale 7,481,722 shares of our common stock so as to allow our master trust (the "Selling Stockholder"), which is the funding vehicle for the Company's six tax-qualified employee pension benefit plans (the "Plans"), to resell, from time to time, shares of our common stock contributed as a voluntary, excess contribution to the Selling Stockholder.

        The net proceeds from any disposition of the shares covered hereby will be received by the Selling Stockholder.

SELLING STOCKHOLDER

        We have prepared this prospectus to facilitate the sale by the Selling Stockholder, from time to time, of up to 7,481,722 shares of our common stock, which it acquired pursuant to a Contribution Agreement between us and Evercore Trust Company, N.A. ("Evercore"), the independent fiduciary of the Selling Stockholder. The Selling Stockholder originally acquired 8,331,722 shares pursuant to the Contribution Agreement. The 7,481,722 shares covered by this prospectus represent the number of such shares remaining to be sold as of the date of this prospectus. In connection with the Contribution Agreement, we entered into a Registration Rights Agreement with Evercore, pursuant to which we agreed to use our reasonable commercial efforts to cause the registration statement to be declared effective and to maintain its effectiveness until the earliest of (i) the date on which all of the shares covered by this prospectus are sold, (ii) the date which is 90 days after the date on which the number of shares covered by this prospectus that remain held by the Selling Stockholder is less than one percent of the shares of our common stock then outstanding and (iii) the fifth anniversary of the date of the contribution pursuant to the Contribution Agreement. This prospectus is part of the registration statement filed in satisfaction of our obligations.

        The Contribution Agreement and the Registration Rights Agreement are incorporated by reference in this prospectus. Please refer to "Where You Can Find More Information" below for directions on obtaining those documents.

        The registration of the resale of these shares of common stock does not necessarily mean that the Selling Stockholder will sell all or any of the shares of common stock registered by the registration statement of which this prospectus forms a part. The Selling Stockholder may offer and sell all or any portion of the shares of common stock covered by this prospectus and any applicable prospectus supplement from time to time but is under no obligation to offer or sell any such shares. Because the Selling Stockholder may sell, transfer or otherwise dispose of all, some or none of the shares of common stock covered by this prospectus, we cannot determine the number of such shares of common stock that will be sold, transferred or otherwise disposed of by the Selling Stockholder or the amount or percentage of shares of common stock that will be held by the Selling Stockholder upon termination of any particular offering.

        Our Board of Directors ("Board") has appointed a Retirement Committee, composed of officers of the Company, that oversee administration of the Selling Stockholder. The Retirement Committee has appointed State Street Bank and Trust as the Trustee of the Selling Stockholder. Our Board delegated the responsibility of selecting and supervising investment managers and advisors for the Plans to management, which formed the Retirement Funds Investment Committee (the "RFIC"), also composed of officers of the Company. The RFIC has appointed an independent investment manager to manage the Selling Stockholder's assets. The Company has engaged Evercore to act as independent fiduciary on behalf of the Selling Stockholder in connection with the contribution of the shares covered by this prospectus. The RFIC has no control over the Selling Stockholder's day-to-day investment decisions. Certain of the members of the RFIC are participants in the Plans, the assets of which are held in the Selling Stockholder, and as a result will be entitled to certain defined benefits under such Plans upon retirement. The members of the RFIC have no other interest in the Selling Stockholder and do not have any interest in the Selling Stockholder that is different than any other similarly situated participant in the Plans.

Security Holdings of Selling Stockholder

        The shares offered by this prospectus are the only shares of our common stock owned by the Selling Stockholder as of March 16, 2010.

PLAN OF DISTRIBUTION

        The Selling Stockholder may offer the shares from time to time, depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system on which shares of our common stock are then listed, through negotiated transactions or otherwise. The shares may be sold at prices and on terms then prevailing, at prices related to the then-current market price or at negotiated prices. The shares may be offered in any manner permitted by law, including through brokers, dealers or agents, and directly to one or more purchasers. Sales of the shares may involve:

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  block transactions in which the broker or dealer engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by the broker or dealer for its account; or

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  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        Evercore, the independent, third party investment fiduciary, and the Selling Stockholder will act independently of us with respect to the timing, manner and size of each sale.

        The Selling Stockholder may, upon instructions from the independent, third party investment fiduciary, effect such transactions by selling shares of common stock to or through broker-dealers. Such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of shares for whom they may act as agent in amounts to be negotiated. Such compensation may be received if the broker-dealer acts as either an agent or as a principal. The Selling Stockholder does not expect these discounts or commissions to exceed what is customary in the types of transactions involved. Any offering price, and any discounts or concessions allowed or reallowed or paid to dealers, may be changed from time to time.

        The aggregate proceeds to the Selling Stockholder will be the sales price of the shares of common stock, less discounts and commissions, if any.

        In offering the shares of common stock covered by this prospectus, the Selling Stockholder and any broker-dealers or agents who execute sales for the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. Any profits realized by the Selling Stockholder and the compensation of any broker-dealer or agent may be deemed to be underwriting discounts and commissions. We know of no existing arrangements between the Selling Stockholder and any broker-dealer or other agent relating to the sale or distribution of the shares of common stock. We have not engaged any broker-dealer or agent in connection with the distribution of the shares of common stock.

        Broker-dealers and agents, and their respective affiliates, may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

        All of the shares of common stock to which this prospectus relates have been listed on the New York Stock Exchange.

DESCRIPTION OF COMMON STOCK

        The following summary is not complete. You should refer to the applicable provisions of our Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, as amended, copies of which are on file with the Securities and Exchange Commission ("SEC") as exhibits to our previous SEC filings. Please refer to "Where You Can Find More Information" below for directions on obtaining these documents.

        We are authorized to issue 200,000,000 shares of common stock, $2.50 par value, of which 84,638,284 shares of common stock were issued and outstanding as of February 22, 2010, and 11,346,107 shares were reserved for issuance under our incentive compensation plans and for the conversion of outstanding convertible securities as of February 22, 2010.

        Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to:

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  one vote on all matters presented to the stockholders, with no cumulative voting rights;

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  receive such dividends at such time and in such amounts as may be declared by the board of directors out of funds legally available therefor (we suspended our cash dividends as of the fourth quarter of 2008, as a result of the current economic crisis and to conserve cash); and

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  in the event of our liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and the preferential amounts to which the holders of our Series D Preferred Stock shall be entitled, if any, share ratably in our remaining assets.

        Holders of shares of common stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding shares of common stock are, and all shares to be offered as described in this prospectus will be, fully paid and nonassessable.

        All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "OMX."

LEGAL MATTERS

        The validity of the shares to be offered hereby has been passed upon for us by Susan Wagner-Fleming, Senior Vice President, Secretary, and Associate General Counsel of the registrant.

EXPERTS

        The consolidated financial statements of OfficeMax Incorporated and subsidiaries as of December 26, 2009 and December 27, 2008 and for each of the years in the three-year period ended December 26, 2009 and management's assessment of the effectiveness of internal control over financial reporting as of December 26, 2009 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC under the Securities Act a registration statement on Form S-1. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC's public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549.

        You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the New York Stock Exchange at 20 Broad Street, New York, New York 10005. We also post our SEC filings on our website, investor.officemax.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein. We incorporate by reference the documents listed below that have been previously filed with the SEC:

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  our Annual Report on Form 10-K for the fiscal year ended December 26, 2009, which we filed with the SEC on February 22, 2010;

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  our Current Report on Form 8-K, which we filed with the SEC on February 16, 2010; and

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  our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 4, 2010.

        We do not incorporate by reference documents or information furnished to, but not filed with, the SEC.

        We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations Department, OfficeMax Incorporated, 263 Shuman Blvd., Naperville, Illinois 60563, (630) 864-6800. In addition, each document incorporated by reference is readily accessible on our Web site at investor.officemax.com by clicking on "SEC Filings."